UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) November 22, 2005
ADVENTRX Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-32157	84-1318182
(Commission File Number)	(IRS Employer Identification No.)
6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
(Address of principal executive offices) (Zip Code)
(858) 552-0866
(Company’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into A Definitive Material Agreement
ADVENTRX Pharmaceuticals, Inc. (the “Company”) has been notified that on November 22, 2005 Evan Levine, the Company’s President and Chief Executive Officer, entered into a Lockup Agreement with Icahn Partners LP, Icahn Master Fund LP and High River Limited Partnership (collectively, the “Icahn Entities”). Pursuant to the Lockup Agreement, in consideration of mutual covenants and other good and valuable consideration, Mr. Levine agreed not to:
(i)	sell or otherwise dispose of any shares of common stock of the Company, or any security convertible into or exercisable or exchangeable for common stock (together, “Common Securities”),

(ii)	demand for, or exercise any right with respect to the registration of Common Securities,

(iii)	accept any payment from the Company (other than as compensation for services approved by the board of directors of the Company (the “Board”)) or receive any assets of the Company, or sell or dispose of any assets to, or enter into any transaction or agreement with the Company, or

(iv)	accept or request any increase in, or cause the Company to increase, the amount of compensation, including base compensation and bonuses, payable by or on behalf of the Company, to Mr. Levine, without the prior written consent of a majority of the members of the Board, which majority must include the director nominated pursuant to Section 4 of the Rights Agreement, dated July 27, 2005, among the Company, the Icahn Entities, Viking Global Equities LP and VGE III Portfolio Ltd. (the two preceding parties together, the “Viking Entities”)). Mr. Keith Meister is currently the member of the Board serving in this position.
The Lockup Agreement will terminate at the earliest of the date (i) that the participation rights of the Icahn Entities and the Viking Entities under Section 2 of the Rights Agreement terminate, (ii) Mr. Levine’s employment or consulting relationship with the Company is terminated or (iii) Mr. Levine dies.
The Company is not a party to the Lockup Agreement and has no rights or obligations thereunder. Neither the Company nor the Board approved or authorized the Lockup Agreement.
The Company is reporting the execution of the Lockup Agreement by Mr. Levine and the Icahn Entities under Item 1.01 of this Form 8-K because the Company could be deemed to have a beneficial interest in the Lockup Agreement and the Lockup Agreement could be deemed a management contract or compensatory plan, contract or arrangement.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 29, 2005	ADVENTRX Pharmaceuticals, Inc.
/s/ Carrie E. Carlander
Carrie E. Carlander
Chief Financial Officer, Vice President Finance, Secretary and Treasurer